EXHIBIT 99.1



FOR IMMEDIATE RELEASE


L90, Inc. Contact:      Tom Sebastian
                        (415) 354-2813
                        toms@L90.com


                           L90 ANNOUNCES BOARD CHANGE


Los Angeles - March 6, 2002 - L90, Inc. (NASDAQ: LNTY), an online media and direct marketing company, today announced that Mark Roah, a founder of the company, resigned yesterday from the company's Board of Directors, citing personal reasons. The company currently does not intend to fill the vacancy left by Mr. Roah's resignation.

About L90
L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters, content integration, micro-sites and sweepstakes and help marketers achieve their goals of branding, customer acquisition, sales, traffic and customer retention. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.